UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

(Address of principal executive offices, including zip code)

(425) 354-5038

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 31, 2012, AVI BioPharma, Inc. (the “Company”) received a letter from the listing qualifications department staff of The NASDAQ Stock Market LLC (“NASDAQ”), notifying the Company that for the last 30 consecutive business days the bid price of the Company’s common stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements of NASDAQ set forth in Listing Rule 5450(a)(1) (the “Rule”).

In accordance with Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until November 27, 2012, to regain compliance with the Rule (the “Compliance Period”). To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days during the Compliance Period.

If the Company does not regain compliance by November 27, 2012, NASDAQ will provide written notification to the Company that its common stock may be delisted. At that time, the Company may appeal NASDAQ’s decision to a Listing Qualifications Panel, which will stay the delisting until a decision is rendered subsequent to the appeal hearing. Alternatively, the Company may submit an application on or before November 27, 2012 to transfer its securities to The NASDAQ Capital Market. Following submission of the application, the Company may be eligible for an additional 180-day period to regain compliance if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, for The NASDAQ Capital Market, and provides written notice to NASDAQ of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split if necessary.

On June 1, 2012, the Company issued a press release announcing its receipt of NASDAQ’s letter. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release dated June 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVI BioPharma, Inc.

By:	/s/ Christopher Garabedian
Christopher Garabedian
President and Chief Executive Officer

Date: June 1, 2012

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated June 1, 2012.